Exhibit 99.1 ASSIGNMENT This assignment ("Assignment") is effective as of August 29, 2007 ("Effective Date") by and between Gibbs International, Inc., a South Carolina corporation ("Assignor"), and DelWood LLC, a South Carolina limited liability company ("Assignee"). Recitals. Assignor entered into a Purchase and Sale Agreement dated June 27, 2007 with Delta Mills, Inc. (as amended, "PSA"), whereby Assignor obtained the right to purchase approximately 98.0 acres of real property located at 700 North Woods Drive, Fountain Inn, South Carolina 29644, which property is commonly known as the Beattie Plan property and is more particularly described in the PSA and all buildings, structures, facilities, fixtures and other improvements to that real property ("Property"). Pursuant to Section 1.1(a) of the PSA, Assignor may assign the right to purchase the Property to Assignor's designee. Assignor wishes to assign to Assignee all of its rights under the PSA. Now, Therefore, Assignor and Assignee agree as follows: 1. Assignment. Assignor hereby (a) assigns to Assignee all of Assignor's rights under the PSA, including the right to purchase the Property and (b) delegates to Assignee all of Assignor's duties and obligations under the PSA. 2. Assumption. Assignee hereby accepts the foregoing assignment of rights and delegation of duties and assumes and agree to perform and discharge all of Assignor's duties and obligations under the PSA. 3. Reservation. Assignor reserves all rights that Assignor has under the PSA except for those rights expressly assigned to Assignee under this Agreement. 4. Entire Agreement. This Assignment contains the entire agreement of the parties relating to the subject matter and supersedes all prior and contemporaneous agreements, whether written or oral, and shall be binding upon and inure to the benefit of Assignor and Assignee, and each party's successors and assigns. This Assignment may only be modified by a written agreement, signed by both parties, expressly modifying the Assignment. In Witness Whereof, the parties hereby execute this Assignment effective as of the Effective Date. GIBBS INTERNATIONAL, INC. DELWOOD LLC John H. Gieser, Vice-President John H. Gieser, Secretary